Exhibit 10.1

SETTLEMENT AGREEMENT

AND

GENERAL RELEASE

This settlement Agreement and general release (“Agreement”) is made and entered into effective the date of the last signature hereto, by and between World Wide Restaurant Concepts (“WRC”); Family Tree Produce (“FT”); Gold Coast Produce (referred collectively with its owners Macario Montiel, Robert Monteil, and Jaime Monteil and an affiliated entity, Ventura Veg, Inc. as “GC”); Employers Mutual Casualty Company (“EMC”); and Golden Eagle Insurance Corporation (“GEIC”); collectively referred to hereinafter as the “parties” and individually as “party.” WRC, FT and GC are collectively referred to herein as “the insureds.” EMC, and GEIC are collectively referred to herein as “the insurers.”

I.

RECITALS

In or before November 2003, GC, obtained products from other producers and then, in turn, provided certain produce, including pre-packaged lettuce (hereinafter, “product”), to FT. FT distributed that product and other produce products to WRC and other customers. Said customers, including WRC, thereafter served said products and other produce products to their customers. On or about November 4, 2003, certain Pat & Oscar’s customers, and certain other consumers not at Pat & Oscars, allegedly sustained injuries as a result of exposure to “E.coli” bacteria. Hereinafter, the delivery of allegedly contaminated product and other produce products as above described by either GC or FT, eventually resulting in alleged exposure of persons to E.coli, shall be referred to as the “occurrence”. Some of WRC’s customers and other consumers filed actions in various courts (“the underlying actions”), seeking damages from WRC, FT and/or GC. WRC, FT and/or GC filed cross complaints for equitable indemnity in certain such underlying actions. The underlying actions are identified as follows:

Bernard Storch and Mary Storch v. Worldwide Restaurant Concepts, Inc. dba Pat & Oscar’s, et al San Diego Superior Court Case No. GIC 822745

Rust v. Worldwide Restaurant Concepts, et al. San Diego Superior Court Case No. GIC 819350

Jeffrey Brenner v. Gold Coast Produce, et al. Orange County Superior Court Case No. 03CC13150

Christopher and Karie Galindo individually and as guardians ad litem for Kayce Galindo v. Gold Coast Produce, et al San Diego County Superior Court Case No. GIC819465

Matthew and Cortney Hauer, et al v. Gold Coast Produce, et al. San Diego County Superior Court Case No. GIC820558

Evers v. Worldwide Restaurant Concepts, Orange County Superior Court Case No. 04CC05151

Anderberg, et al. v. Worldwide Restaurant Concepts, Inc. San Diego County Superior Court Case No GIC 833899

Koby v. Worldwide Restaurant Concepts, Inc. San Diego County Superior Court Case No GIC 833900

Spector v. Worldwide Restaurant Concepts, Inc. San Diego County Superior Court Case No GIC 833901

Brown v. Worldwide Restaurant Concepts, Inc. San Diego County Superior Court Case No GIC 833902

Beria v. Worldwide Restaurant Concepts, Inc. San Diego County Superior Court Case No GIC 833905

WRC, FT and GC tendered the underlying actions for defense and/or indemnity to certain liability insurers. FT tendered defense as named insured, and WRC tendered defense as an additional insured to EMC under EMC primary liability policy number OD5-59-43-04 and commercial umbrella policy number OJ5-59-43-04. WRC subsequently tendered defense and indemnity to its own insurers, primary insurer Federal Insurance Company (“FEDERAL”) under policy number 7323-71-80 LAO, effective June 1, 2003 to June 1, 2004 and excess liability insurer National Union Fire Insurance Company of Pittsburgh, PA (“AIG”). WRC and GC tendered defense to GEIC under the GEIC policy issued to GC including but not limited to the policy number CBP9676204. EMC agreed to defend FT and WRC under its primary policy, under reservations of rights. GEIC agreed to defend GC, but denied coverage to WRC claiming it was not an insured or additional insured. FEDERAL agreed to exhaust its $650,000.00 policy limit, once WRC agreed to pay the $350,000.00 retention thereunder. AIG refused to participate in the defense or indemnity of WRC, contending it is excess to the EMC commercial umbrella policy.

EMC has filed an action against AIG for declaratory relief and contribution, EMC v. National Union, United States District Court, Southern District of California case number 04 CV 1760IEG (RBB) (“the EMC Action”).

The parties acknowledge that there may be certain customers, including minors who were not customers of Pat & Oscars, who have allegedly sustained injuries as a result of the occurrence which are unknown or which have not presented a claim to any of the parties, or which are not a party to any of the underlying actions. The parties also acknowledge that there may be other defendants or cross defendants in one or more of the underlying actions, or insurers of said defendants or cross-defendants or other potentially responsible parties, which have or do claim that they are entitled to indemnity, subrogation, contribution, or any other similar theory against the parties hereto or any of them relative to the occurrence. The parties acknowledge that AIG may claim a right to indemnity, subrogation, contribution, or any other similar theory against the parties hereto or any of them relative to the occurrence, relative to payments which they have made, or may in the future make, relative to the occurrence. WRC and FT have each demanded that EMC pay this settlement as a demand within EMC’s policy limits. GC has demanded that GEIC pay this settlement as a demand within GEIC’s policy limits.

II.

SETTLEMENT

Whereas the parties desire to settle and resolve all disputes between them with respect to the underlying actions and the occurrence, and all coverage disputes between any of them arising therefrom with respect thereto, in consideration of the recitals and mutual covenants and Agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereby agree to the following:

A.	1. It is agreed that EMC has or will exhaust the $1 million occurrence limit of its primary policy by payments to resolve in whole or in part certain underlying actions, and that said payment shall be considered as credited $500,000.00 each to FT and WRC. FT and WRC agree that said payment (hereinafter “EMC primary exhaustion”) shall extinguish any further obligations under the EMC policy with respect to the occurrence.

2. EMC will exhaust its $4 million occurrence/aggregate limit of its commercial umbrella policy by check payable to the client trust account of Gordon & Holmes. It is agreed that said payment shall be considered as credited $2,000,000.00 each to FT and WRC. The parties agree that said payment (hereinafter “EMC umbrella exhaustion”) shall extinguish any further obligations under the EMC policy with respect to the occurrence, except as required under paragraph F(2) of this Agreement.

B.	GIEC will exhaust its $1 million occurrence limits of its policy by check payable to the client trust account of Gordon & Holmes. The parties agree that said payment (hereinafter “GEIC exhaustion”) shall extinguish any further obligations under the GEIC policy with respect to the occurrence.

C.	The above escrow account shall be subject to direction and control solely by Frederic L. Gordon, Esq. and his client, WRC. FT, GC, GEIC and EMC will not exercise any control over the funds in the escrow account. However, it is EMC and GEIC’s position and intent that their settlement payments are made for covered damage claims only and that the settlement payments will be used to settle the existing claims, including claims that are known or unknown but not yet filed.

D.	FT and GC shall each execute a declaration under penalty of perjury under the laws of the State of California that there is no additional insurance coverage which might provide coverage for any of the allegations made in any complaint or cross-complaint currently on file by and between any of the above-referenced parties. EMC and GEIC hereby warrant that the policies referenced in the Recitals above are the only policies which they had in effect on the date of the occurrence, which provide any potential coverage for damages arising out of the occurrence.

E.	1. FT and its insurer EMC; and GC and its insurer GEIC, will each assign, convey and transfer any and all indemnification, subrogation and/or contribution claims they may have against any alleged person or entity relative to the occurrence (including River Ranch, LLC and Diamond Produce, but excluding EMC’s claims in the EMC Action) for claims arising out of the occurrence. The assignments are attached hereto as exhibits “A” and “B” respectively.

2. EMC’s and GEIC’s assignments of their indemnity rights against all persons or entities not party to this Agreement are made in exchange for return of twenty percent (20%) of any gross recovery by WRC on the assignments. EMC and GEIC shall be paid their respective recoveries of said twenty percent (20%) in the same proportion their respective assignments bear to the total amount assigned, i.e., seventy-five percent (75%) to EMC and twenty-five percent (25%) to GEIC. If WRC decides not to pursue those claims it shall give notice to EMC and GEIC no later than ninety (90) days prior to the expiration of any statue of limitations; or if WRC contemplates dismissal of any action asserting those rights prior to settlement or judgment it shall obtain the written permission of EMC and GEIC before doing so, and if it does not receive that permission, shall execute whatever assignment(s) or other documents may be necessary to allow EMC and/or GEIC to assume prosecution of said action, whether jointly or separately, on their own behalf. In the event WRC either opts not to pursue the assigned rights, or seeks to dismiss any action asserting those rights prior to settlement or judgment, all assigned rights shall revert back to EMC and/or GEIC, and both EMC and/or GEIC shall seek recovery at their individual discretion and expense. WRC shall not release, assign or otherwise compromise EMC’s or GEIC’s rights under this paragraph without EMC’s or GEIC’s written authorization. EMC and/or GEIC shall not be obligated to pay attorneys fees and costs incurred by WRC relative to any expenses to pursue recovery on assignment. EMC and GEIC shall be entitled to status reports and an accounting upon reasonable request. EMC does not assign or otherwise release its rights for contribution against AIG in the EMC Action. Any recovery by EMC pursuant to this paragraph will replenish the aggregate limit of the EMC Umbrella Policy, and if said aggregate is fully replenished, the aggregate limit of the primary policy. Any recovery by GEIC pursuant to this paragraph will replenish the aggregate limit of the GIEC policy. Any such recovery pursuant to this subparagraph shall not relieve WRC of its obligations under F(1) below.

F.	1. As consideration for the payment made herein on behalf of FT and GC, WRC, on behalf of itself and its divisions, subsidiaries & parent corporations (hereinafter collectively referred to as “WRC”), shall hereby covenant and agree that WRC will defend, indemnify and hold harmless FT and GC and all of their divisions, subsidiaries, parent corporations, successors in interest, officers, directors, shareholders, partners, joint venturers, members, attorneys and employees (hereinafter collectively referred to as “FT” and “GC” respectively) from any and all claims, including cross claims, claims of gross negligence, or claims of sole negligence, known and unknown, which arise, may arise, or have arisen out of any claim of E.coli contamination, exposure or ingestion which may be a result of the same occurrence which gave rise to the claims being settled herein, regardless of how or where said contamination is alleged to have occurred. WRC shall defend and indemnify FT and/or GC for such claims, regardless of their source [excluding administrative or governmental] and regardless of the damages claimed to have been sustained or to be sustained [i.e., bodily injury, financial loss, loss of consortium, etc.]. The duty to defend FT and/or GC on the part of WRC shall arise upon any allegation against FT and/or GC for damages arising from the occurrence, regardless of whether that allegation is based upon the sole or gross negligence of FT and/or GC; and WRC shall retain competent defense counsel, immediately upon notice from FT and/or GC that a claim has been tendered, regardless of whether or not said claim is legal, administrative or governmental. It is expressly recognized by and between WRC, FT and GC, that by this Agreement, FT and GC are authorizing the exhaustion of their insurance coverage for this occurrence; and as such, FT and GC have been notified by their respective insurers that, in the event of future claims being made as a result of this occurrence, their carriers will not indemnify or defend such claims. Therefore, the parties expressly and unequivocally agree that but for WRC’s Agreement to defend, indemnify and hold harmless FT and GC from any and all claims arising from this occurrence, including defense and indemnity for any claims in which the sole negligence or gross negligence of FT and/or GC is alleged, FT and GC would not enter into this Agreement. In this regard, WRC expressly waives the provisions of California Civil Code section 3275. In the event that any provision of this Agreement is determined to be void or voidable at Law or in Equity by a court of competent jurisdiction, or any other tribunal having jurisdiction over the validity of this Agreement, WRC shall nevertheless defend FT and/or GC from any and all claims as set forth hereinabove. Should there be any such void or voidable determination regarding any indemnity provision herein, the result of which may require FT and/or GC to cross claim against WRC, FT and/or GC shall be relieved of their obligations to cooperate with WRC under this Agreement. Such relief shall not relieve WRC of its duty to defend FT and/or GC by competent counsel, the identity of which will be either Gordon & Holmes or The Klinedinst Law Firm. If neither Gordon & Holmes nor the Klinedinst Law Firm is retained by WRC to act as defense counsel for FT and/or GC, then FT and/or GC agree to retention of any counsel on their named insurer’s (EMC and GEIC, respectively) list of approved panel attorneys. These counsel selection provisions are subject to paragraph K hereto. It is the intention of the parties that an allegation or finding of sole negligence or gross negligence shall not invalidate or vitiate the duty to defend or indemnify by WRC in favor of FT and/or GC under this Agreement.

2. In the event EMC recovers any settlement or judgment in the EMC Action, said recovery will replenish to the extent of the recovery (exclusive of interest and costs) the aggregate limit of the EMC umbrella policy. In the event that as a consequence of such recovery, AIG files an action for subrogation or indemnity against FT or GC, WRC shall be relieved of its obligations under paragraph F(1) above with respect to that action only as against FT. However, WRC will still be obligated to defend and indemnify GC in accordance with the provisions of paragraph F(1), including any action for subrogation or indemnity. EMC shall be obligated to defend and indemnify FT against any action for subrogation or indemnity by AIG, arising out of a recovery by EMC from AIG in the EMC Action.

G.	The parties hereto agree to dismiss, with prejudice, all complaints and/or cross-complaints between them, currently on file in any of the underlying actions. Each such party shall bear its own costs.

H.	The parties agree to cooperate in the filing of motion(s) or application(s) for determination of good faith settlement under Code of Civil Procedure section 877 and/or 877.6. However, determination of good faith is not a prerequisite to enforceability of this Agreement.

I.	To the extent any party to this Agreement is sued, or a claim of any type is made, in connection with the occurrence, and in conjunction with WRC’s performance under paragraph F(1) above, the parties agree to a cooperation clause. WRC shall be entitled to select counsel required pursuant to paragraph F(1) above. EMC shall be entitled to select counsel required pursuant to paragraph F(2) above.

J.	Each party is to bear its own attorney’s fees and costs incurred to date, subject to the insurers’ obligations to the insureds they have agreed to defend, and any reservation of rights issued with respect to said defense obligation(s).

K.	Cooperation/Conflict of Interest Clause: The parties hereby acknowledge that by virtue of the fact that WRC will be retaining counsel to defend and indemnify FT and GC, by executing the document, acknowledge that counsel who will represent WRC will also represent FT and GC in the continuing defense of actions and/or claims relating to the occurrence and to the extent any conflict of interest arises as a result of said representation WRC, FT and GC in advance waive any such conflict. Accordingly, with respect to continuing the defense of these parties, WRC, FT and GC understand and acknowledge that all may be represented by the same law firm (currently Gordon & Holmes in connection with the defense of the above referenced case). WRC, FT and GC understand and agree that by entering into this arrangement whereby the same attorneys may represent multiple parties, various potential conflicts of interest may arise. WRC, FT and GC understand there may be differences of strategy, but that attorneys appointed by WRC will have the authority and authorization to pursue the defense and indemnification of WRC, FT and GC as it best sees fit. WRC, FT and GC are currently operating under the belief that no actual conflicts of interest currently exist and no potential conflicts of interest will arise. In connection with the defense of the above referenced matters, WRC, FT and GC agree to cooperate with counsel as if counsel was originally retained by each party individually and solely on its behalf.

This provision or joint representation shall be null and void should WRC challenge its obligation to FT to defend and/or indemnify under paragraph F(1) above; in which case WRC shall immediately select independent counsel on behalf of FT, the approval of which by FT shall be required prior to actual retention. The retention of said independent counsel shall be at the sole expense of WRC. This provision shall not effect the obligation of WRC to indemnify FT pursuant to the remaining terms of this Agreement. This paragraph shall not effect the rights of EMC under paragraph E(2) above; or its rights and obligations to the extent they may arise, under paragraph F(2) above.

L.	The parties release any and all claims against FEDERAL arising from the occurrence, but only in FEDERAL’s capacity as an insurer of WRC under policy number 7323-71-80 LAO, effective June 1, 2003 to June 1, 2004. This release shall be contingent upon each releasing party receiving an enforceable release fully executed by FEDERAL releasing any and all of FEDERAL’s rights to seek contribution, subrogation, indemnity or any similar theory against any party hereto.

III.

GENERAL RELEASE

1.	General Release - The Insureds. The insureds, on behalf of their respective owners, shareholders, parents, subsidiaries, agents, heirs, executors, administrators, trustors, trustees, predecessors, successors, assigns, attorneys, officers, directors, present and former employees, representatives, consultants and experts, hereby forever discharge and release each of the other insureds and the insurers, their parents, subsidiaries, agents, heirs, executors, administrators, trustors, trustees, predecessors, successors, assigns, and each of the foregoing’s owners, shareholders, attorneys, officers, directors, present and former employees, representatives, consultants and experts, from any and all claims (including any claims for “bad faith”), demands, debts, liens, contracts, Agreements, bonds, promises, liabilities, damages, losses, costs, or expenses of any kind, actions, defenses and causes of action of any nature, whether known or unknown, suspected or actual, whether concealed or hidden, which have existed, or which do exist, or which hereafter can, shall, or may exist, arising out of the matters asserted in, relative to or arising from the occurrence and/or the underlying actions; excepting only the specific obligations assumed by the insurers in this Agreement. The release as to Federal is limited to the WRC policy identified in paragraph I hereto.

2.	General Release - The Insurers. The insurers, on behalf of their respective owners, shareholders, parents, subsidiaries, agents, heirs, executors, administrators, trustors, trustees, predecessors, successors, assigns, attorneys, officers, directors, present and former employees, representatives, consultants and experts, hereby forever discharge and release each of the other insurers and the insureds, their parents, subsidiaries, agents, heirs, executors, administrators, trustors, trustees, predecessors, successors, assigns, and each of the foregoing’s owners, shareholders, attorneys, officers, directors, present and former employees, representatives, consultants and experts, from any and all claims, demands, debts, liens, contracts, Agreements, bonds, promises, liabilities, damages, losses, costs, or expenses of any kind, actions, defenses and causes of action of any nature, whether known or unknown, suspected or actual, whether concealed or hidden, which have existed, or which do exist, or which hereafter can, shall, or may exist, arising out of the matters asserted in, relative to or arising from the occurrence and underlying actions and the present action; excepting only the specific obligations assumed by the insurers in this Agreement and that this release applies only to obligations arising from policies issued to the insureds identified herein. The release as to Federal is limited to the WRC policy identified in paragraph I hereto.

3.	Waiver of Section 1542. Each of the parties to this Agreement recognizes that it may not now fully know the number and magnitude of all claims it now has or in the future may have against the other party, but nevertheless, intends to assume the risk that it is releasing unknown claims. Each party to this Agreement agrees that this Agreement is a full and final release of such claims, and as a further consideration and inducement for this settlement, agrees to waive the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party to this Agreement acknowledges that a material part of this Agreement is the deliberate extinguishing of any of its claims which currently are unknown, so that there is no possibility of future claims by either party hereto relating or arising from the occurrence and/or the underlying actions. This section applies only to claims arising from the occurrence, and does not apply to any claim for benefits by FT under the EMC policies for coverage relative to any separate occurrence otherwise covered by any EMC policy. This section applies only to claims arising from the occurrence, and does not apply to any claim for benefits by GC under the GEIC policies for coverage relative to any separate occurrence otherwise covered by any GEIC policy. The release as to Federal is limited to the WRC policy identified in paragraph I hereto.

4.	Representations and Warranties. Each party to this Agreement makes the following representations and warranties with the understanding that each other party hereto enters into this Agreement in reliance upon each of these representations and warranties, and that without these representations and warranties, no party would enter into this Agreement: . WRC further represents and warrants that it has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummations of the transactions contemplated hereby have been duly approved by the Board of Directors of WRC, and no other corporate action on the part of the WRC is necessary to approve and authorize the execution and delivery of this agreement or the consummation of the agreements contemplated hereby. This Agreement has been duly executed and delivered by WRC and constitutes the valid and binding agreement of WRC enforceable in accordance with its terms.

(a)	Each party has not sold, transferred, conveyed, assigned, hypothecated or subrogated any of the rights, defenses, claims or causes of action released in this Agreement, and hereby expressly waives all rights it has or may have to do so.

(b)	Each party has been fully advised by its attorneys concerning the effect and finality of this Agreement and that each party understands, without reservation or doubt, the effect and finality of this Agreement.

(c)	Each party has selected and retained its own experts and consultants or has acted as its own expert and consultant to analyze and advise it regarding the nature, extent and cause of allegations that are the subject of the present action and of this Agreement. In entering into this Agreement, each party represents that, while it has considered the opinions, representations, conclusions, recommendations and estimates expressed by other parties and/or their experts and their attorneys, it has not been induced to enter into this Agreement by reliance on such considerations.

5.	Warranty of Authorized Signatories. Each of the signatories hereto warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the party for whom he or she purports to sign.

6.	Compromise. This Agreement is the result of a compromise and settlement, taking into account costs of defense and other matters, and shall never at any time or for any purpose be considered an admission of liability or responsibility on the part of any party herein released, nor shall the payment of any sum of money in consideration for the execution of this Agreement constitute or be construed as an admission of any liability whatsoever by any party herein released.

7.	Attorneys’ Fees and Costs. The parties hereto acknowledge and agree that each of them shall bear its own costs, expenses and attorneys’ fees, except as otherwise specifically required by the terms of this Agreement. The parties hereto agree to waive any claims for reimbursement or recovery of costs, expense, and attorney’s fees incurred prior to the effective date of this Agreement.

8.	Construction of Agreement. This Agreement is the product of negotiation and preparation by and among each party and its respective attorneys. All parties acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or another, or the attorneys for one party or another, and shall be construed accordingly.

9.	Governing Law. This Agreement shall be interpreted in accordance with and governed in all respects by the substantive laws of the State of California. All disputes arising out of this Agreement shall be submitted to the exclusive jurisdiction of a state or federal court located in the State of California only, and no other, and each party irrevocably consents to personal jurisdiction and waives all objections thereto.

10.	Severability. If any provision or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable or contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect; provided, however, that any such provision or part of any provision held to be invalid, unenforceable or contrary to public policy or any law is not essential to any party’s enjoyment of any material benefit bargained for hereunder.

11.	Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute one Agreement which shall be binding upon all parties hereto, notwithstanding that the signatures of the parties’ designated representatives do not appear on the same page.

12.	Entire Agreement. This Agreement contains the entire understanding among the parties with regard to the matters herein set forth. This Agreement may be modified only in writing and only if signed by all parties hereto. There are no representations, warranties, agreements, arrangements, undertakings, oral or written, between or among the parties hereto relating to the terms and conditions of this Agreement which are not fully expressed in this Agreement.

13.	Notification of Claims. Subject to the provisions of Paragraph II (f) above, in the event of a claim against either FT of GC, as applicable, the indemnified party shall provide WRC with prompt notice of the claim in accordance with the Notice Provisions below.

14.	Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery or by registered, certified or US mail to the party to at the address below:

To WRC:	To FT:

Fred Gordon, Esq. GORDON & HOLMES 1230 Columbia Street, Suite 700 San Diego, CA 92101	Bruce A. Greenberg, Esq. 200 Oceangate Suite 850 Long Beach CA 90802-4335

To EMC:	To GC and GEIC:

Robert V. Closson, Esq. SUMMERS & SHIVES 8755 Aero Drive, Suite 230 San Diego, CA 92129	Edward Meara, Esq. Brownwood, Chazen & Cannon 525 “B” Street, Suite 1300 San Diego, CA 92101

IN WITNESS WHEREOF, the parties to this Agreement sign their names below demonstrating their agreement to these terms and conditions.

Dated: November 16, 2004	Worldwide Restaurant Concepts Inc.

	By:	/s/ Michael B. Green
	Its:	VP/Secretary

Dated: November 19, 2004	Family Tree Produce

	By:	/s/ Fidel Guzman
	Its:	President

Dated: November , 2004	Gold Coast Produce

	By:	/s/ Jaime Monteil
	Its:	General Manager

Dated: November 22, 2004	Macario Monteil

/s/ Macario Monteil

Dated: November 22, 2004	Robert Monteil

/s/ Robert Monteil

Dated: November 22, 2004	Jaime Monteil

/s/ Jaime Monteil

Dated: November 22, 2004	Ventura Veg, Inc.

	By:	/s/ Jaime Monteil
	Its:	President

Dated: November 15, 2004	Employers Mutual Casualty Company

	By:	/s/ David Narigan
	Its:	Sr. Vice President

Dated: November , 2004	Golden Eagle Insurance Corporation

	By:	/s/ John Virgadamo
	Its:	Sr. Claims Analyst

APPROVED AS TO FORM AND CONTENT:

Dated: November 30, 2004	GORDON & HOLMES

	By:	/s/ Frederic L. Gordon
Frederic L. Gordon, Esq.
Counsel for Worldwide Restaurant Concepts

Dated: November 24, 2004	BRUCE A. GREENBERG, APC

	By:	/s/ Bruce A. Greenberg
Bruce A. Greenberg, Esq.
Counsel for Family Tree Produce

Dated: November 17, 2004	BROWNWOOD, CHAZEN & CANNON

	By:	/s/ Edward C. Meara
Edward C. Meara, Esq.
Counsel for Gold Coast Produce, Macario Monteil, Robert Montiel, Jaime Montiel and Ventura Veg, Inc.

Dated: November 19, 2004	SUMMERS & SHIVES, APC

	By:	/s/ Robert V. Closson
Robert V. Closson, Esq.
Counsel for Employers Mutual Casualty Company

Dated: November 17, 2004	SCHROEDER, COMIS, NELSON & KAHN, LLP

	By:	/s/ Stuart Comis
Stuart Comis, Esq.
Counsel for Gold Coast Produce, Macario Monteil, Robert Montiel, Jaime Montiel and Ventura Veg, Inc.